Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-50927) of Chyron Corporation of our report dated June 25, 2002 relating to the financial statements of Chyron Corporation Employees' 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

June 27, 2002